UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

 Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

 THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 11, 2012

INDEPENDENT FILM DEVELOPMENT CORPORATION

 (Name of small business issuer specified in its charter)

Nevada	000-53103	56-2676759
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6399 Wilshire Blvd. suite 507

Los Angeles, California 90048

 (Address of principal executive offices)

(310) 295-1711
(Registrant’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 11, 2012, Independent Film Development Corp. (the “Company”) entered into a Securities Purchase Agreement with Junior Capital Inc., an accredited investor (the “Investor”), pursuant to which Investor exchanged a $33,000 promissory note for a $33,000 convertible debenture (the “Debenture”). The Debenture is attached hereto as Exhibit 10.5.

The Debenture matures on January 11, 2013 (the “Maturity Date”) and bears interest at the annual rate of 10%.  The Company is not required to make any payments until the Maturity Date although the Company has the ability to repay the Debenture at any time without penalty upon five days prior written notice to the Investor.

The Investor may convert, at any time, the outstanding principal and accrued interest on the Debenture into shares of the Company’s common stock (“Common Stock”) at a conversion price per share equal to fifty percent (50%) of the average of the closing prices of the Common Stock during the five trading days immediately preceding the date of conversion as quoted by Bloomberg, LP or such other quotation service as mutually agreed to by the parties.

The Investor has agreed to restrict its ability to convert the Debenture and receive shares of Common Stock such that the number of shares of Common Stock held by the Investor in the aggregate and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of the Company’s Common Stock.

Item 9.01 Exhibits

Exhibit Number	Description
10.5	Convertible Debenture for $33,000 dated January 11, 2012 to Junior Capital, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDEPENDENT FILM D EVELOPMENT CORP.

Date: January 20 , 2012	By: /s/ Jeff Ritchie Jeff Ritchie Chief Executive Officer